EXHIBIT 99.1

18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
949.852.0700

NEWS RELEASE

Contact:	Jennifer Franklin
Phone:	949.333.1721
Email:	jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT III, INC.
ACQUIRES DENVER AREA ASSET FOR $47.4 MILLION
IRVINE, Calif., Nov. 22, 2016 – Steadfast Apartment REIT III, Inc. (STAR III) announced today the acquisition of its second apartment community, Bristol Village, a 240-apartment-home complex located in Aurora—in the Denver Metropolitan Area—for $47.4 million.
“We are excited to add our second property to STAR III with the purchase of Bristol Village,” said Ella Shaw Neyland, president of STAR III. “We believe this asset is consistent with our focus on acquiring mid-tier apartments in locations that present strong opportunity for rent growth and value appreciation.”
Built in 2003, Bristol Village incorporates 10 three-story buildings with one-, two- and three-bedroom garden-style apartment homes that average 901 square feet. In-place rents average $1,266 per month and the complex is currently 95.8 percent occupied. The gated community’s amenities include a year-round heated swimming pool, hot tub, club house with fireplace, demonstration kitchen, BBQ area, business center and detached garage parking. Each apartment home features central air conditioning, 9-foot ceilings, large closets, soaking tubs and fireplaces.

Approximately 50 percent of the apartment homes were renovated by the previous owner to include new stainless steel appliances, upgraded fixtures, carpet and vinyl flooring and updated countertops. As part of its Value Enhancement Strategy, STAR III plans to continue the interior upgrades on the remaining units when turning the apartments between residents.
Bristol Village is an easy commute to many of Denver’s top employers such as Northrup Grumman, Buckley Air Force Base, Lockheed Martin and Raytheon. Additionally, by the end of this year Aurora will have its own light rail line providing residents easy access to metro Denver.
STAR III believes the greater Denver area is well-positioned for long-term success having been ranked number one for “The Best Places for Business and Careers” in 2015 by Forbes. The Aurora neighborhood where Bristol Village is located has seen an 8 percent increase in population over the past five years and is projected to grow another 7.5 percent by 2021.
About Steadfast Apartment REIT III
    Steadfast Apartment REIT III intends to acquire a diverse portfolio of middle-market apartments and senior living facilities located throughout the United States.
    STAR III is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of STAR III’s prospectus and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

STAR3-PR14-1016